Exhibit 19
Transactions in Trinity Securities Policy
1.    Purpose
The purpose of this document is to establish a program for assuring compliance with securities laws and regulations pertaining to transactions in the securities of Trinity Industries, Inc. (the “Company”) by (i) officers of the Company or any of its subsidiaries (“Trinity Companies”), (ii) members of the Company’s board of directors (“Trinity Directors”), (iii) employees of the Trinity Companies, and (iv) the respective “Related Persons” for each of (i), (ii), and (iii) above. “Trinity Securities” means the securities (e.g., stock or debt) of a Trinity Company. Certain other capitalized and key terms are defined in the “Definitions” section below. This document will be updated in accordance with the Enterprise Document Management Policy (DMS-001-POL-EN).
2.    Scope
This policy is in full force and effect throughout all business operations of Trinity Industries, Inc., its subsidiaries, and affiliates (collectively “Trinity”).
This policy applies to:
•all open market purchases and/or sales of Trinity Securities,
•short sales and derivative transactions involving Trinity Securities,
•the purchase or sale of Trinity Securities acquired in plans sponsored by Trinity Companies (such as the Trinity Industries, Inc. 401(k) Plan or similar plans (collectively, the “Benefit Plans”) and the Fifth Amended and Restated Trinity Industries, Inc. Stock Option and Incentive Plan, as amended, or any of its predecessors or successors), and changes in the investment allocation in such plans involving Trinity Securities,
•so called “cashless exercises” of stock options where an individual arranges with a broker to sell the shares acquired upon the exercise of stock options to pay the purchase price, and
•any pledge or hypothecation of Trinity Securities (i.e., using Trinity Securities for margin loans or to collateralize other indebtedness).
This policy is not applicable to:
•the reinvestment of dividends under plans sponsored by Trinity Companies (such as a Benefit Plan), or
•transactions which comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
This policy applies to both direct and indirect trading. Examples of indirect trading include using a third-party intermediary to execute trades on a person’s behalf or executing trades through a retirement account (such as an IRA or a Benefit Plan). Indirect trading does not include trades made by a mutual fund that owns Trinity Securities.
3.    Definitions
The following terms have unique definitions applicable solely within this document and to this policy.
•Trinity is used in this document to mean Trinity Industries, Inc., its subsidiaries, and affiliates.
•Related Person" means, with respect to any person:
o    such person's spouse or domestic partner;
o    such person's minor children;
o    any other person who lives in such person's household; and
o    any other person who does not live in such person's household but whose transactions in Trinity Securities are directed by such person or are subject to such person's direct or indirect control (e.g., parents, children or friends who consult with such person before they trade in Trinity Securities).
In addition, the term Related Person includes any entity, directly or indirectly, controlled by such person (e.g., a corporation in which such person owns a majority of the voting stock, a limited partnership in which such person is a general partner, a trust in which such person is the trustee, or an estate in which such person is an executor).
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Exhibit 19
Transactions in Trinity Securities Policy
•"Material non-public information" is generally considered to be information relating to the Trinity Companies not available to the general public and as to which: (i) there is a substantial likelihood that a reasonable investor contemplating a transaction in Trinity Securities would consider such information important in making his or her investment decision, or (ii) if the information was disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available. Material nonpublic information may include, but is not limited to, information relating to:
o    financial results,
o    earnings projections,
o    mergers, acquisitions, tender offers, joint ventures, or changes in assets,
o    new products or discoveries, or significant developments regarding customers or suppliers, changes in control or in key management, and
o    events regarding Trinity Securities, such as redemption calls, repurchase plans, splits, and dividend actions.
4.    Statement of Policy
No officer or employee of the Trinity Companies or any Trinity Director shall directly or indirectly buy or sell Trinity Securities, (i) while in possession of material non-public information about Trinity Securities or the Trinity Companies, or (ii) prior to the opening of trading on the second trading day following public disclosure of such information by a Trinity Company. Similarly, such person may not pass on such information to others, including Related Persons (“tipping”). This policy also prohibits suggesting the purchase or sale of Trinity Securities to others while in possession of material non-public information. This prohibition against trading while in possession of material non-public information continues even after the separation from Trinity Companies so long as the information remains material and non-public.
This policy also prohibits buying or selling securities of other companies (e.g., customers, suppliers, competitors, joint-venture partners, or potential business combination parties) by officers or employees of the Trinity Companies or Trinity Directors while in the possession of material non-public information relating to those companies gained by virtue of their position with the Trinity Companies or tipping such information to others. Also see the “Avoid Conflicts of Interest” section of the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”).
All officers and employees of the Trinity Companies and the Trinity Directors are required to maintain the confidentiality of information relating to the Trinity Companies and their respective business operations. Furthermore, specific policies governing the public disclosure of information about the Trinity Companies, or its business operations are found in the Code of Conduct. As a general matter, only certain designated persons are authorized to make public disclosures on behalf of any of the Trinity Companies.
Employees shall report all suspected violations of the Code of Conduct, securities laws or regulations, or this policy. Failure to report suspected violations or to comply with Company policies may result in disciplinary action, up to and including termination, and such person may be liable for civil or criminal penalties under the securities laws. Nothing in this policy is intended to prevent directors, officers, employees, or others from reporting to any governmental agency or entity possible violations of federal law or regulations, or from making other disclosures that are protected by the whistleblower provisions of federal laws and regulations. Such governmental agencies could include, but are not limited to, the Department of Justice, the Securities and Exchange Commission, OSHA, the U.S. Congress, and any agency Inspector General. No one impacted by this policy needs prior authorization from their supervisors (if applicable), the Company’s Chief Legal Officer, or the Company to make such reports or disclosures.
Anyone who is in doubt as to whether a proposed transaction in Trinity Securities would violate this policy should consult with the Company’s Chief Legal Officer (“CLO”), Corporate Secretary, or Chief Financial Officer (“CFO”) prior to proceeding with any proposed transaction.
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Exhibit 19
Transactions in Trinity Securities Policy
4.1.    Pre-Clearance Group and Blackout Group Procedures
To help assure that members of the Pre-Clearance Group and the Blackout Group do not violate the legal prohibition against insider trading, the following specific procedures have been established. “Pre-Clearance Group” means: (i) Trinity Directors (including any advisory directors), (ii) officers of Trinity Industries, Inc., (iii) any other officer or employee of a Trinity Company who is required by the Exchange Act to make Section 16 filings (e.g., Forms 3, 4, and 5), and (iv) such additional persons as recommended from time to time by the Company’s Disclosure Committee and approved by the CEO and CFO. “Blackout Group” means any persons recommended from time to time by the Company’s Disclosure Committee and approved by the CEO and CFO.
4.1.1.    Blackout Period
In order to ensure adequate public dissemination of financial information, no member of the Pre-Clearance Group, the Blackout Group, or their Related Persons may engage in transactions in Trinity Securities during the period (the “Blackout Period”):
•beginning at the closing of trading on the last day of each calendar quarter; and
•Ending at the opening of the trading on the second trading day following the date on which the Company issues its quarterly and/or annual earnings release (as applicable).
The Blackout Period is subject to adjustment, and additional Blackout Periods of differing periods and coverage may be implemented, as determined appropriate by the Chief Executive Officer (“CEO”), CFO. CLO, or Corporate Secretary.
4.1.2.    Pre-Clearance
Each member of the Pre-Clearance Group, for and on behalf of himself/herself and his or her Related Persons, shall contact the Corporate Secretary for “pre-clearance” prior to (i) making a bona fide gift of Trinity Securities, or (ii) engaging in any transaction in Trinity Securities. The CEO shall also contact the independent Chair of the Board of Directors (or the Presiding Director, if applicable) or the Chair of the Company’s Corporate Governance and Directors Nominating Committee (“Governance Committee”) for pre-clearance.
The Corporate Secretary will discuss pre-clearance requests with the CEO, the CFO, and the CLO. No transaction may be executed or gift made unless and until the Pre-Clearance Group member has received pre-clearance in writing (e-mail is sufficient) from the Corporate Secretary (or his/her designee if he/she is unavailable). For requests made by the CEO, the independent Chair of the Board of Directors (or the Presiding Director, if applicable) or Chair of the Governance Committee must give the required pre-clearance. All pre-clearance requests and responses will be logged by the Corporate Secretary department.
Notwithstanding the pre-clearance review process, no member of the Pre-Clearance Group, or their respective Related Persons may:
•sell Trinity Securities short;
•pledge or hypothecate any Trinity Securities (e.g., use Trinity Securities for margin loans or to collateralize other indebtedness;
•engage in derivative transactions, including without limitation hedging puts and calls, involving Trinity Securities; or
•engage in prohibited transactions in Trinity Securities during the Blackout Period.
Short-term trading of Trinity Securities may be distracting and may unduly focus a person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, members of the Pre-Clearance Group and their respective Related Persons who purchase Trinity Securities in the open market may not sell any Trinity Securities of the same class during the six months following the purchase (or vice versa). Furthermore,
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Exhibit 19
Transactions in Trinity Securities Policy
members of the Pre-Clearance Group who are required by the Exchange Act to make Section 16 filings (“Section 16 Persons”) and their respective Related Persons may not engage in any short swing transaction (any combination of purchase and sale or sale and purchase of Trinity Securities within six months of each other) in violation of the short-swing profit prohibition of Section 16.
4.1.3.    Stock Ownership Requirements
Notwithstanding the pre-clearance review process or Blackout Periods, this policy does not eliminate or supersede any stock-ownership requirements imposed by contract or by other applicable Company policies.
4.1.4.    Section 16 Filings
The Company will assist Section 16 Persons in making Section 16 filings with respect to Trinity Securities.
4.2.    Written, Pre-Arranged Stock Trading Plans
To an employee, officer of a Trinity Company, or a Trinity Director desires to utilize a so-called “10b5-1” plan, such plan, at a minimum, must meet the requirements of the Securities and Exchange Commission for 10b5-1 plans, including a minimum cooling-off period (i) for Section 16 Persons of 90 days (and sometimes longer depending on the circumstances) and (ii) for other employees of 30 days. Certain modifications of a 10b5-1 plan can require adherence to the minimum cooling-off period. Section 16 Persons will also have to provide a representation in their 10b5-1 plans that at the time of adoption of the plan, such person (i) is not aware of material non-public information about the Company and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Section 16 Persons are also required to provide the Company with information every quarter regarding any Rule 10b5-1 plans and non-Rule 10b5-1 plans that such Section 16 Person has adopted, modified, or terminated.
Any members of the Pre-Clearance Group desiring to use a 10b5-1 plan must follow the pre-clearance procedures outlined above before establishing such a plan. Any members of the Blackout Group desiring to use a 10b5-1 plan may only implement/adopt such a plan outside of a Blackout Period.
5.    Exceptions and Questions
Questions about this document should be directed to the Document Owner. Exceptions to this document will be handled in accordance with the Exception Management Policy (IRM-001-POL-EN).
Certain exceptions to this policy or its procedures may be made only by the CLO on a case by case basis, but in no case will an exception be granted in violation of applicable law or if such exception introduces, in the sole estimation of the CLO, an unacceptable risk to the Trinity Companies.
6.    Enforcement
Employees who violate this policy are subject to disciplinary action up to and including termination of employment. Trinity will take appropriate action to address violations by contractors, consultants, and similar labor providers. This may include termination of a contractual relationship, depending on the circumstances. Additional reporting or communication may take place in accordance with regulatory or contractual requirements.
Furthermore, the government can seek a variety of remedies and sanctions when a person commits insider trading. Besides being required to disgorge profits gained or losses avoided, the offender may be subject to substantial fines and/or imprisonment.
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Exhibit 19
Transactions in Trinity Securities Policy
7.    References
The following documents are related to this policy and should be reviewed as necessary.
•Enterprise Document Management Policy (DMS-001-POL-EN)
8.    Approval
The Governance Committee shall have oversight of this policy. The CEO may approve procedural and other minor amendments to this policy. Material amendments require approval from the Governance Committee. Approvals are captured electronically in the Trinity Enterprise Document System.
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